UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 26, 2012

Private Secretary, Inc.
 (Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-54258
(Commission File Number)

26-3062661
 (IRS Employer Identification No.)

112 North Curry Street
Carson City, Nevada 89703
 (Address of principal executive offices)(Zip Code)

(775) 284-3709
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 26, 2012, Maureen Cotton resigned as President, Chief Financial Officer, Secretary, Treasurer and Chairman of the Board of Directors of Private Secretary, Inc. (the “Company”).   On January 26, 2012, Michael A. Nahass, was appointed President, Treasurer and a member of the Board of Directors of the Company.  As a result, Mr. Nahass is currently the sole officer and director of the Company.

Since August 2011, Mr. Nahass, age 46, has served as Managing Director of Arque Capital, Ltd., of Irvine, California.  From September 2009 until August 2011, Mr. Nahass was a Partner, and served as Managing Director/COO of, NMS Capital Asset Management, Inc. (“NMS Capital”).   Additionally, while at NMS Capital, Mr. Nahass served as Chief Portfolio Manager of the NMS Platinum Funds, LLC.  From February 1995 until April 2007, Mr. Nahass was employed in various positions at Morgan Stanley, where his last position was Senior Vice President and Complex Manager, where he directly managed over 200 financial advisors with approximately $20 billion in assets under management.  With over 20 years of financial services experience, Mr. Nahass has been and is responsible for private client services, business development, regulatory compliance and strategic development.  Mr. Nahass holds a B.S. in Business Administration (1988) from Fairleigh Dickenson University. In addition he also holds NASD Series 3 (National Commodity Futures), Series 7 (General Securities Representative), Series 8 (Supervisory), Series 31 (Managed Futures) and Series 65 (Investment Advisor Representative) licenses.

On May 13, 2009, Mr. Nahass filed a petition for bankruptcy in the United States Bankruptcy Court for the Central District of California, Case No. 8:09-bk 14465-TA.  The discharge date was August 17, 2011.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Private Secretary, Inc.
(Registrant)

Date: January 27, 2012	By:	/s/ Michael A. Nahass
Name: Michael A. Nahass
Title: President

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